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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549
                                FORM 4/A
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person:
      Bill Distefano, 1177 Alpine Air Way, Provo, Utah 84601

2.   Issuer Name and Ticker or Trading Symbol:
        Alpine Air Express, Inc., "ALPE"

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Statement for Month/Year: See Item 5

5.   If Amendment, Date of Original (Month/Year): August 2001

6.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below ( ) 10% Owner ( ) Other
     Title: President

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security:  Common Stock
2. Transaction Date (Month/Day/Year): August 31, 2001
3. Transaction Code:    Code:   G
4. Securities Acquired (A) or Disposed of (D): Amount: (D) 20,800
5. Amount of Securities Beneficially Owned at End of Month: 471,179 (D)
6. Ownership Form:  Direct (D) or Indirect (I): D and I
7. Nature of Indirect Beneficial Ownership: NA

TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
1. Title of Derivative Security: Stock Option
2. Conversion or Exercise Price of Derivative Security: $7.50
3. Transaction Date (Month/Day/Year): August 17, 2001
4. Transaction Code: A
5. Number of Derivative Securities Acquired (A) or Disposed of (D): 78,349 (A)
6. Date Exercisable and Expiration Date (Month/Day/Year): 8/17/01-8/16/11
7. Title and Amount of Underlying Securities: Common Stock-78,349
8. Price of Derivative Security: -0-
9. Number of Derivative Securities Beneficially Owned at End of Month: 78,349
10. Ownership Form of Derivative Security:  Direct (D) or Indirect (I): D
11.  Nature of Indirect Beneficial Ownership: NA

Explanation of Responses:
The form was amended to indicate amount gifted was 20,800.

Signature of Reporting Person:
/s/
-----------------------------
Bill Distefano
Date:     June 10, 2002